AGREEMENT is to be effective as of the day of by and between Equititrend Advisors, LLC, maintaining its principal offices at 11995 El Camino Real, Ste 301, San Diego, DDeDiego, CA 92130 (hereinafter referred to as “Equititrend”), and which maintains its principal offices at (hereinafter referred to as “Client”).

W I T N E S E T H:

WHEREAS, Equititrend is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Equititrend for the purpose of obtaining public relations and corporate communications services, so as to better, more fully and more effectively deal and communicate with its shareholders and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Equititrend. Client herewith engages Equititrend, and Equititrend agrees to render to Client public relations, communications, advisory and consulting services.

The consulting services to be provided by Equititrend shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community’s awareness of Client’s activities and to stimulate the investment community’s interest in Client. Client acknowledges that Equititrend’s ability to relate information regarding Client’s activities is directly related to the information provided by Client to Equititrend.

Client acknowledges that Equititrend will devote such time as is reasonably necessary to perform the services for Client, having due regard for Equititrend’s commitments and obligations to other business for which it performs consulting services.

Term and Termination. The term of this Agreement shall be for a period of months, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. Either party may terminate this Agreement immediately on written notice to the other party, if the other party has committed a material breach of any term of this Agreement. In the absence of any such breach, either party may terminate this Agreement on 30 days’ written notice to the other party.

Treatment of Confidential Information. Company shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Equititrend in connection with Equititrend’s services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the “Confidential Information”). Equititrend will not be bound by the foregoing limitation in the event:

(I) The Confidential Information is otherwise disseminated and becomes public information,

or

(II) Equititrend is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Equititrend of Other Clients. Client acknowledges and consents to Equititrend rendering public relations, consulting and/or communications services to other clients of Equititrend engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Equititrend. Client acknowledges that Equititrend, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client’s officers, directors, agents and/or employees.

Client agrees to indemnify, hold harmless and defend Equititrend, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Equititrend.

Indemnification by Equiti-Trend. Equititrend agrees to indemnify, hold harmless and defend Client, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of Equititrend, its subsidiaries, agents, employees or affiliates in the performance of its obligations under the Agreement.

Independent Contractor. It is expressly agreed that Equititrend is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Equititrend or consultant’s employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation. SEE SCHEDULE A1

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous agreement that may exist. This Agreement can only be modified by a written contract signed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

Governing Law/Venue. This Agreement shall be governed under the laws of the State of California, and any claim arising here from shall be submitted to a court of competent jurisdiction located in San Diego County, California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EQUITI•TREND ADVISORS, LLC

By: /s/ James J. Mahoney                                                                           Date: May 5, 2010
James J. Mahoney,
Managing Director

By: /s/ Thomas N. Mahoney                                                                      Date: May 5, 2010
Thomas N. Mahoney,
Managing Director

FRESHWATER TECHNOLOGIES, INC.,

By: /s/ Max Weissengruber                                                                        Date: May 10, 2010
Max Weissengruber
CEO

SCHEDULE A-1

For the services to be rendered and performed by Equiti•trend during the term of this
Agreement, Client shall, upon acceptance of this Agreement, Pay to Equititrend Advisors, LLC:

Nine million (9,000,000) restricted 144 shares of FWTC stock due upon the execution of the
Agreement, for (6) months of services.

EQUITI•TREND ADVISORS, LLC

By: /s/ James J. Mahoney                                                                           Date: May 5, 2010
James J. Mahoney,
Managing Director

By: /s/ Thomas N. Mahoney                                                                      Date: May 5, 2010
Thomas N. Mahoney,
Managing Director

FRESHWATER TECHNOLOGIES, INC.,

By: /s/ Max Weissengruber                                                                       Date: May 10, 2010
Max Weissengruber
CEO